Exhibit 99.1

News Release

For Immediate Release November 3, 2014	For Further Information, Contact: George Lancaster, Hines 713/966-7848 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
818 BOURKE STREET IN MELBOURNE, AUSTRALIA

(SYDNEY) - The Sydney office of Hines, the international real estate firm, announced today that a subsidiary of Hines Global REIT, Inc. has acquired 818 Bourke Street, an office building located in the Docklands Precinct of Melbourne, Australia, for $152.5 million AUD (approximately $135 million USD). The seller was a subsidiary of the GPT Group, one of Australia’s largest publicly traded REITs. The Australian investment manager for Hines is Challenger Management Services Limited.
Constructed in 2007 by the Lend Lease Group, 818 Bourke is an eight-story, 251,038-square-foot Class A office building, with ground-floor retail and two levels of above-ground parking. The property offers unobstructed waterfront views, incorporates sustainable design and has received a 5.5-star NABERS water rating and a 5-star NABERS energy rating.
Sherri Schugart, president and CEO of Hines Global REIT, said, “We are attracted to this opportunity due to the project’s desirable location in the Docklands, recent construction and institutional quality tenant base that offers a strong credit profile. 818 Bourke will complement our existing Australian portfolio and provide Hines Global REIT with its first asset in Melbourne.”
David Warneford, Managing Director of Hines in Sydney, added, “The acquisition of 818 Bourke provides Hines Global REIT with a very high-quality asset in one of Melbourne’s strongest performing office markets. The large floor plates, excellent environmental credentials and unobstructed views across Victoria Harbour are expected to help to attract and retain high caliber tenants.”
818 Bourke is 98 percent leased to three office tenants: AMP; Ericsson Australia; and Infosys; along with several ground-floor retail occupants.
In Australia, Hines Global REIT also owns 144 Montague and 825 Ann in Brisbane, 100 Brookes Street in Fortitude Valley and 465 Victoria in Sydney.
Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 42 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a fully-integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 78 cities across the United States and 18 other countries, and controlled assets valued at approximately $30.7 billion as of June 30, 2014, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.